Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS RESULTS
FOR FISCAL 2005 FOURTH QUARTER AND YEAR

Cleveland, Ohio — November 4, 2005 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fourth quarter and year that ended September 30, 2005.

Fourth Quarter Results

Net sales of $35.0 million for the fourth quarter of fiscal 2005 decreased 12 percent from the prior year’s fourth quarter sales of $39.7 million, although they were at the upper end of the Company’s guidance for the quarter. Sequentially, sales increased five percent from the third quarter. The Company reported pretax earnings for the fourth quarter of fiscal 2005 of $2.7 million versus $5.4 million last year. Net income for the fourth quarter was $2.3 million, or $0.14 per share, compared with $4.5 million, or $0.27 per share, for last year’s quarter. The tax rate for the current year’s quarter was 14.4 percent, compared to the prior year’s quarterly tax rate of 16.4 percent.

Strong orders of $40.4 million for the fourth quarter, while essentially flat with orders of $40.5 million last year, increased 29 percent from the third quarter of fiscal 2005. Compared to the prior year, orders were flat in the Americas, increased four percent in Asia, and decreased six percent in Europe. Orders from the Company’s semiconductor customers were flat, orders from wireless communications customers decreased approximately five percent, and orders from both research/education customers and precision electronic component/subassembly manufacturers increased less than five percent compared to the prior year’s quarter. The sequential rise in orders was due primarily to an increased number of large orders from semiconductor and precision electronics customers. Wireless communications orders remained strong and increased slightly from third quarter levels. Order backlog increased $5.2 million during the quarter to $18.3 million at September 30, 2005.

“Our sales and earnings for the quarter were within our expectations,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “We were very pleased with order levels; however, customer delivery request dates, some which extend into our fiscal 2006 second quarter, caused backlog to build in excess of $5 million. Order levels for the quarter were the second highest they have been in the last 19 quarters, exceeded only by last year’s fourth quarter.”

Fiscal Year Results

Net sales for fiscal 2005 were $141.6 million, up one percent from $140.2 million in fiscal 2004. The Company reported net income of $10.1 million, or $0.61 per share, versus $11.4 million, or $0.69 per share, in fiscal 2004.

Orders for fiscal 2005 were $142.4 million, up three percent from the prior year. Geographically, orders decreased nine percent in the Americas, increased 23 percent in Asia, and decreased five percent in Europe. Orders from the Company’s semiconductor customers were basically flat, wireless communications customer orders increased approximately 10 percent, precision electronic components and subassembly manufacturers orders decreased approximately five percent, and research and education orders increased approximately 15 percent. For fiscal year 2005, semiconductor orders comprised approximately 30 percent of the total, wireless communications orders were about 20 percent, precision electronic components and subassembly manufacturers were approximately 25 percent, and research/education orders were about 20 percent.

The Company generated $2.0 million in cash from operations during the fourth quarter and $10.5 million during fiscal 2005. It’s balance sheet remains strong; cash and short-term investments increased by $6.7 million to $55.3 million at September 30, 2005. The Company had no debt at September 30, 2005. Inventory of $13.2 million increased $0.5 million from year ago levels. Turns were 4.4 at September 30, 2005, versus 5.1 a year ago. Trade receivables were $18.9 million, down $2.2 million from year ago levels. Days sales outstanding were 46 at September 30, 2005, versus 48 a year ago.

Stock Buyback Program

The Company did not repurchase any shares pursuant to its stock buyback program during fiscal year 2005. Under the terms of the program the Company may buy back up to 2,000,000 Common Shares through December 2006.

Operations Outlook

“During the past several years Keithley’s focus has been on building long-term relationships and strong, collaborative partnerships with our global customers for serving their measurement needs,” stated Keithley. “Our ability to serve our customers has been aided immeasurably by deploying our own employees throughout the Americas, Europe and Asia, as opposed to relying on a contract sales force. We recently announced that we have further expanded our presence in Southeast Asia with an office expansion in Singapore and the opening of two new offices in Malaysia. Maintaining our own direct sales force throughout the world allows us to provide our customers with even faster, more effective applications assistance.

“We are pleased with the success of our new products this year. Our Series 2600 System SourceMeter® Instruments significantly lower the cost of test for a wide range of electronic component producers, including silicon and compound semiconductor device manufacturers. Our popular Model 4200-SCS Semiconductor Characterization System, now with pulse measurement capability, is becoming increasingly valuable for researchers characterizing leading edge semiconductors composed of new materials and device structures. The S510 Semiconductor Reliability Test System is being used for reliability testing and lifetime modeling of the world’s most advanced semiconductor devices at the smallest device sizes. We continued to enhance our Model S680 with our third generation of on-wafer RF measurement capability, which is particularly important to device manufacturers fabricating 90nm and smaller devices in their 300mm fabs.

“We continue to believe that both the semiconductor and wireless areas are at the heart of change in the electronics industry. These technology changes create many opportunities for us, and the success we have experienced serving applications for our customers makes these opportunities even more compelling. We believe new products will drive our future growth. Toward that end, during fiscal 2006 we will be increasing our investment in product development activities above fourth quarter fiscal 2005 levels to expand our product offering and accelerate the introduction of new products. RF measuring is increasingly becoming an important part of our customers’ requirements, as they are incorporating RF technology into their products. Additionally, advances in technology require us to enhance our parametric test platforms to respond to our customers’ changing needs. We chose to accelerate the development of these important initiatives to take advantage of the opportunity to capture market share and grow our sales. While we focus on these important initiatives, we cannot stop investing in our precision DC and current-voltage (I-V) product lines, as they serve the same core set of customers. Pursuing these initiatives simultaneously will allow us to provide a stronger, broader, and more complete product offering for our customers,” Keithley concluded.

Based upon the Company’s current expectations, net sales for the first quarter of fiscal 2006, which will end December 31, 2005, are expected to range between $35 and $38 million. Pretax earnings are expected to be in the single digits as a percentage of net sales, including the expense associated with stock-based compensation.

Forward-Looking Statements

Statements in the “Operations Outlook” section of this release, which relate to orders, sales, earnings, and product development spending that are not historical statements are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions; the Company’s ability to control costs; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Friday, November 4, 2005, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device and wafer characterization, and the production of end products such as electronic assemblies or portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE FISCAL YEAR
	ENDED SEPTEMBER 30,				ENDED SEPTEMBER 30,
	2005		2004		2005		2004
NET SALES	$34,995	100.0%	$39,695	100.0%	$141,552	100.0%	$140,248	100.0%
Cost of goods sold	13,673	39.1	15,876	40.0	55,567	39.3	54,605	38.9
Selling, general and
administrative expenses	14,479	41.4	14,654	36.9	56,177	39.7	55,533	39.6
Product development expenses	4,568	13.0	3,904	9.8	17,040	12.0	15,017	10.7

Operating income	2,275	6.5	5,261	13.3	12,768	9.0	15,093	10.8
Investment income	386	1.1	135	0.3	1,383	1.0	540	0.4
Interest expense	(10)	(0.0)	(26)	(0.1)	(64)	(0.0)	(92)	(0.1)

Income before income taxes	2,651	7.6	5,370	13.5	14,087	10.0	15,541	11.1
Income tax expense	383	1.1	880	2.2	3,959	2.8	4,160	3.0

NET INCOME	$2,268	6.5%	$4,490	11.3%	$10,128	7.2%	$11,381	8.1%

Basic income per share	$0.14		$0.28		$0.62		$0.71

Diluted income per share	$0.14		$0.27		$0.61		$0.69

Cash dividends per Common share	$.0375		$.0375		$.1500		$.1500

Cash dividends per Class B
Common Share	$.030		$.030		$.1200		$.1200

Weighted average number of shares
outstanding (000) — Diluted	16,621		16,615		16,591		16,544

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands of Dollars)
(Unaudited)

	September 30, 2005	September 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$14,397	$16,451
Short-term investments	40,869	32,112
Refundable income taxes	387	181
Accounts receivable and other, net of allowances	19,452	21,435
Inventory	13,151	12,615
Other current assets	5,829	9,365

Total current assets	94,085	92,159
Property, plant and equipment, net	13,798	14,303
Other assets	34,481	30,204

Total assets	$142,364	$136,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$—	$440
Accounts payable	7,540	7,422
Other current liabilities	14,608	19,879

Total current liabilities	22,148	27,741
Long-term debt	—	—
Other long-term liabilities	8,240	7,348
Shareholders’ equity	111,976	101,577

Total liabilities and shareholders’ equity	$142,364	$136,666